Filed pursuant to Rule 424(b)(7)
Registration No. 333-194445

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Subordinate Voting Shares, no par value	9,576	22.46	(1)	$215,077	$21.66

(1)	Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended, the price shown is based on the average of the high and low prices reported for Class A Subordinate Voting Shares on the NASDAQ Stock Market on April 7, 2016.

Prospectus Supplement No. 2
(To Prospectus dated March 10, 2014)

9,576 Shares

Class A Subordinate Voting Shares

MDC Partners Inc.

This prospectus supplement no. 2, which supplements the prospectus filed by us on March 10, 2014, relates to the resale from time to time by the selling stockholder of the Class A Subordinate Voting Shares, no par value (“Class A Shares”), that we issued on April 6, 2016 in a private placement in accordance with Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”) or Regulation D promulgated thereunder.

You should read this prospectus supplement in conjunction with the related prospectus, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with the prospectus, including any amendments or supplements to the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

You should read and rely only on the information contained in this prospectus supplement and the related prospectus, together with additional information described on page ii of the related prospectus under the heading “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” Neither we nor the selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement or the related prospectus is accurate only as of the date of the documents containing the information.

Investing in our Class A Shares involves risks. See “Risk Factors” beginning on page 3 of the accompanying prospectus and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, to read about factors you should consider before buying our Class A Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

April 8, 2016

The information appearing under the heading “Selling Security Holders” beginning on page 25 of the related prospectus is amended and supplemented by the information below.

SELLING STOCKHOLDERS

On April 6, 2016, we issued 9,576 Class A Shares in a private placement in accordance with Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunderto a selling stockholder as payment in lieu of cash for our obligation to make deferred payments as a part of the purchase price for a prior acquisition. This prospectus covers such 9,576 Class A Shares that may be offered for resale by the selling stockholder named in this prospectus and/or in an accompanying prospectus supplement.

Information below with respect to beneficial ownership has been furnished by the selling stockholder and we have not sought to verify such information. Except as stated in the footnotes below, none of the selling stockholder nor any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth information as of April 8, 2016 with respect to the selling stockholder and the Class A Shares beneficially owned by such selling stockholder that may from time to time be offered or sold pursuant to this prospectus. Information concerning the selling stockholder may change from time to time, and any changed information will be set forth in supplements to this prospectus or a post-effective amendment to the registration statement to which this prospectus relates if and when necessary. The selling stockholder may offer all, some or none of their Class A Shares. We cannot advise you as to whether the selling stockholder will in fact sell any or all of such Class A Shares. In addition, the selling stockholder listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, Class A Shares in transactions exempt from the registration requirements of the Securities Act or after the date on which they provide the information set forth in the table below.

Name(1)	Number of Class A Shares Beneficially Owned Prior to Offering	Percentage of Outstanding Class A Shares Beneficially Owned Prior to Offering (2)	Number of Class A Shares That May be Offered Hereby	Number of Class A Shares Beneficially Owned After Sale of All Shares That May be Offered Hereby	Percentage of Outstanding Class A Shares Beneficially Owned After Sale of All Shares That May be Offered Hereby
H. Tony Berger(3)	12,576	*	9,576	3,000	*

*	Less than 1%.
(1)	Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.
(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 51,629,540 Class A Shares outstanding as of April 7, 2016.
(3)	H. Tony Berger is Chief Executive Officer of Relevent Partners LLC, a subsidiary of the Company.

The selling stockholder listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares since the date as of which the information is presented in the above table. Information concerning the selling stockholder may change from time to time and any such changed information will be set forth in supplements to this prospectus or post-effective amendments to the registration statement of which this prospectus is a part, as may be appropriate.

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